EXHIBIT 10.10

Contract with FPF

PURCHASE AND SUPPLY AGREEMENT

THIS PURCHASE AND SUPPLY AGREEMENT (this “Agreement”) is made and entered into as of this 13th day of October, 2008 (the “Effective Date”), by and between Advanced Fiberglass Technologies, Inc., a Wisconsin corporation (“Purchaser”) and Fiberglass Piping & Fitting Company, a Wisconsin corporation (“Supplier”).

RECITALS

WHEREAS, Supplier is a wholesale distributor of imported fiberglass piping and fitting products;

WHEREAS, Purchaser is in the business of manufacturing, marketing, selling, installing and servicing fiberglass products throughout the United States and serves the paper, oil, agricultural, ethanol and power industries; and

WHEREAS, Purchaser desires to purchase from Supplier, and Supplier desires to sell to Purchaser, fiberglass piping and fitting products upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other valuable and legally sufficient consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.  Purchase and Sale.  Subject to the terms and conditions of this Agreement, during the term of this Agreement, Supplier shall sell and deliver to Purchaser, and Purchaser shall purchase and accept from Supplier, fiberglass piping and fitting products (the “Products”) in such quantities as may be requested by Purchaser from time to time.  Purchaser shall issue written purchase orders for all Products to be purchased hereunder.

2.  Term.  The initial term of this Agreement shall be for a period of three (3) years commencing on the Effective Date.  On the second anniversary of the Effective Date and thereafter on each anniversary of the Effective Date unless terminated as provided herein, this Agreement will automatically extend for an additional year such that the remaining term shall then be two (2) years.  In the event either party elects not to extend this Agreement as provided herein, that party shall deliver written notice thereof to the other party not less than 180 days prior to the anniversary date on which the term would otherwise be extended pursuant to this Section.  The election of either party not to extend the term shall not affect the then remaining term of this Agreement.

3.  Purchase Price.  The purchase price payable by Purchaser for the Products (the “Purchase Price”) shall be equal to Supplier’s net direct cost for such Products, including without limitation materials, packaging, third-party storage and handling fees, sales, use, excise and value added taxes, customs duties and other charges assessable or levied upon the Products, and freight to Supplier’s Wisconsin Rapids distribution facility.

4.  Delivery; Acceptance; Passage of Title.

(a)  Delivery; Shipping.  All Products purchased hereunder shall be delivered FOB – Supplier’s Wisconsin Rapids distribution facility or to such other location(s) as may be agreed in writing between the parties from time to time.  Supplier shall be responsible for packing and loading all Products onto a common or other carrier designated by Purchaser.  Purchaser shall be responsible for securing, scheduling and paying for all transportation of Products from Supplier’s Wisconsin Rapids distribution facility to Purchaser’s designated facility or designated ship to location.  Supplier shall pack or otherwise prepare the Products for shipment consistent with timely delivery, to meet carriers' requirements and to safeguard Products against damage.

(b)  Acceptance.  All Products purchased hereunder are subject to inspection and approval by Purchaser within a reasonable period following delivery.  Execution of a delivery receipt does not constitute acceptance of any Products.  Purchaser shall not be required to purchase and may reject any Products which are nonconforming, damaged or defective.

(c)  Passage of Title.  Title and risk of loss of the Products shall automatically pass to Purchaser upon loading onto a common or other carrier designated by Purchaser.  Upon passage of title, Purchaser shall receive good title to Products, free and clear of all liens and encumbrances.

5.  Payment.  Supplier shall promptly issue invoices for the Products following delivery to Purchaser.  Payment terms for all Products purchased pursuant to this Agreement shall be net thirty (30) days from receipt of Supplier’s invoice.  All payments to Supplier shall be made in United States currency or cash equivalent and shall be payable in full without delay, set-off, reduction or discount.  Invoices may be delivered by email or facsimile transmission.  The balance of any invoice not paid when due shall accrue interest at the rate of 1.5% per month until paid.

6.  Taxes and Fees.  Any use, personal property, sales or excise tax, duty, custom, inspection or testing fee, or any other tax, fee or charge of any nature whatsoever imposed by any governmental authority, on Products sold or shipped by Supplier to Purchaser hereunder, or in the possession of Purchaser, shall be paid by Purchaser in addition to the Purchase Price.  In the event that Supplier pays any such tax, fee or charge, Purchaser shall reimburse Supplier upon invoice by Supplier.

7.  Warranties of Supplier; Limitations on Liability.

(a)  Warranties.  Supplier represents and warrants with respect to each delivery of Product as follows:

(1)  The Products conform to applicable specifications, are new, and are free from defects in materials and workmanship; and

(2)  The Products have been manufactured in compliance with the requirements of industry standard specifications and comply with all applicable laws.

(b)  Limitation of Warranties.  EXCEPT FOR THE LIMITED WARRANTIES SET FORTH IN THIS SECTION, SUPPLIER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.  Records.  Purchaser or Purchaser’s representatives, including its independent public accountants, shall have the right, upon not less than five (5) days prior written notice to Supplier and during normal business hours, to review and copy, at Purchaser’s sole expense, all books and records of Supplier related to the net direct costs of the Products for the purpose of auditing, verifying or otherwise determining the Purchase Price of the Products (collectively, the “Cost Records”).  The Cost Records for each Product sold to Purchaser shall be retained by Supplier for the greater of: (i) a period of one (1) year following the final date of delivery; or (ii) such period as may be required under applicable federal, state or local law.

9.  Insurance.  Supplier shall maintain insurance during the term of this Agreement and for a period one (1) year thereafter, at its sole cost and expense, as follows:

(a)  General commercial liability insurance with combined bodily injury, property damage, product liability, and completed operations coverage in the amount of $1,000,000 per occurrence, $1,000,000 in the aggregate, which names Purchaser as an additional insured; and

(b)       Such statutory worker’s compensation insurance for Supplier’s employees as is required by law.

Upon request, Supplier shall deliver to Purchaser one or more certificates of insurance evidencing the insurance to be obtained pursuant to this Section and providing for notification to Purchaser at least thirty (30) days prior to the effective date of any termination or cancellation of such insurance.

10.  Assignment.  This Agreement may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, and any attempted assignment without such written consent shall be null and void and without legal effect.  This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their permitted successors and assigns.  Notwithstanding the foregoing, either party may assign this Agreement without the consent of the other party to any person, corporation or other entity with or into which such party may be merged, or to which all or substantially all of such party’s assets may be sold or otherwise transferred

11.  Waiver.  The delay or failure by either party to exercise or enforce in any one or more instances, any of the terms or conditions of this agreement shall not constitute or be deemed a waiver of that party’s right thereafter to enforce the terms and conditions of this Agreement.

12.  Notices.  Any and all notices required or permitted hereunder shall be in writing and delivered or sent in person, via facsimile or by registered or certified mail, return receipt requested and postage prepaid, to the following addresses:

Supplier:               Fiberglass Piping & Fitting Company
Attn:  Jamie Mancl

Facsimile:

Company:             Advanced Fiberglass Technologies, Inc.
Attn:  General Counsel
4400 Commerce Drive
Wisconsin Rapids, WI 54494
facsimile: 715-421-2048

Any notice properly sent as provided above shall be deemed effective and delivered on the date transmitted via facsimile or deposited in the mail, as the case may be.  Any party to this Agreement may change the facsimile number or address to which notices should be sent hereunder by giving notice of such change to the other party in accordance with the provisions of this Section.

13.  Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which together shall be deemed to be one and the same Agreement.

14.  Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, without regard to its principles of conflicts of law which would require the application of the laws of another jurisdiction.

15.  Entire Agreement; Amendment.  This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and supersedes and terminates all prior agreements, whether written or oral, entered into between the parties with respect to said subject matter.  For their convenience, the parties may from time to time use their standard purchase orders, sales releases, delivery schedules, acknowledgments, invoices and other similar preprinted forms.  Any terms and conditions contained in such forms shall have no effect on the rights and obligations of the parties with respect to the purchase and sale of the Products.  This Agreement cannot be modified or amended except by a written instrument signed by both parties.

IN WITNESS WHEREOF, the parties hereto have, through their duly authorized representatives, executed this Agreement as of the date first above written.

FIBERGLASS PIPING & FITTING COMPANY		ADVANCED FIBERGLASS TECHNOLOGIES, INC.

By:	/s/ Jamie L. Mancl	By:	/s/ Samuel Fairchild
	Jamie L. Mancl		Samuel Fairchild
	President		Chief Executive Officer